Exhibit 99.1

News Release
For Immediate Release

Company Contact:
Jack Collins, Investor Relations
Phone: (405) 702-7460
Website: www.qelp.net
Quest Energy Partners Announces Record First Quarter 2008 Results and Raises 2008 Guidance
OKLAHOMA CITY — May 15, 2008 — Quest Energy Partners L.P. (NASDAQ: QELP), today announced record unaudited financial results for the first quarter of 2008 (excluding the impact of the non-cash change in derivative fair value), raised its full year 2008 guidance ranges for Adjusted EBITDA and Distributable Cash Flow, and provided an update on development activity.
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, totaled $19.8 million for the period, up 80% from its predecessor’s year ago level. Distributable Cash Flow, also a non-GAAP measure, totaled $12.9 million for the quarter, or 1.45 times the previously announced distribution of $8.9 million. The quarter’s $0.41 per unit distribution was up 2.5% from the previously indicated level and paid on May 15, 2008 to holders of record at the close of business on May 5, 2008. Adjusted EBITDA and Distributable Cash Flow are reconciled to Net Income and Net Cash from Operating Activities, their most directly comparable GAAP measures in the attached financial schedules.
The Partnership reported a net loss for the period of $17.3 million as results were impacted by a $23.8 million unrealized loss on hedging instruments due to the large increase in natural gas prices experienced over the quarter.
Selected financial information in a comparative format for the quarters ended March 31, 2008 and 2007 is shown in the table below. For additional detail, investors can access Quest Energy Partners’ Form 10-Q which was filed with the Securities and Exchange Commission on May 15, 2008.
Select Financial Data (unaudited, in thousands, except per unit data)

	Three Months Ended March 31,
	2008	2007
	(Consolidated)	(Carve out)
Total Revenue	37,403	25,536
Operating Income	8,589	3,501
Net Income (Loss)	(17,346)	(3,650)
GP’s Interest in Net Loss	(347)	N/A
LP’s Interest in Net Loss	(16,999)	N/A
Net Income (Loss) Per LP Unit	(0.80)	N/A

Adjusted EBITDA[1]	19,823	10,995
Distributable Cash Flow[1]	12,879	N/A

Weighted Average Total LP Units Outstanding	21,160	N/A

(1)	A reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income and Net Cash from Operations, their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, follows this news release.

Management Comment
“We are pleased to report strong results for the Partnership’s first full quarter as a separate, publicly-traded entity. First quarter 2008 Adjusted EBITDA and Distributable Cash Flow exceeded the high-end of our guidance ranges due to lower than projected operating costs and higher realized natural gas prices. We continue to work to lower costs through operating efficiency improvements and benefit from our fully integrated approach to developing our extensive land position in the Cherokee Basin. We successfully drilled 118 gross wells and completed 101 gross wells in the Cherokee Basin out of the 325 gross wells planned for the year and production from the properties we acquired during the quarter exceeded our expectations,” said Jerry Cash, Chairman and Chief Executive Officer of the general partner of Quest Energy Partners.
“On May 15, 2008, we paid our first full quarterly distribution of $0.41 per unit, or 2.5% higher than the level indicated at our IPO in November 2007. Based on our projected production gains from the 575 new wells drilled and completed in 2007 and our 325 well program for 2008, the hedges we have added in recent months, favorable operating costs trends, and attractive natural gas and oil futures curves, we believe we are well positioned to continue to increase distributions in coming quarters. We remain committed to our strategy of using our large inventory of low-risk drilling locations in the Cherokee Basin to drive internal distribution growth while we continue to opportunistically pursue attractive external opportunities.”
Operating Performance
Quest Energy Partners was formed with the contribution of substantially all of the oil and gas assets of Quest Resource Corporation (NASDAQ: QRCP), and as a result the following comparisons reflect the historical performance of Quest Resource prior to November 15, 2007 and the Partnership after November 15, 2007.
Production and Prices
Total net natural gas equivalent production averaged 55.6 million cubic feet equivalents (Mmcfe) per day for the first quarter 2008, a 34% increase from an average of 41.4 Mmcfe per day from the first quarter 2007. The increase was driven by the successful execution of Quest’s development program over the past twelve months as well as the $9.5 million acquisition of oil producing properties in the first quarter 2008. Realized natural gas sales prices for the quarter, including the impact of hedges, was $7.26 per Mcf in the first quarter of 2008, up from $7.12 per Mcf in the year ago quarter.
Operating Costs
Total production costs, excluding gross production and ad valorem taxes, were $1.12 per Mcfe for first quarter 2008 down from $1.41 per Mcfe in the first quarter 2007. This decrease was the result of rising production volumes and the benefits from certain cost cutting programs started during the third quarter 2007. Quest expects to continue to benefit from these programs and rising volumes in 2008 and anticipates production costs, excluding gross production and ad valorem taxes, of $1.00 per Mcfe to $1.15 per Mcfe for the full year.
Capital Expenditures
During the first quarter, Quest Energy drilled a total of 118 gross wells and completed 101 gross wells in the Cherokee Basin out of the 325 gross wells it plans to drill and complete in 2008. The Partnership leased approximately 15,000 net acres in the Cherokee Basin during the quarter at a cost of $100 per acre to $125 per acre. At December 31, 2007, the Partnership had the right to develop approximately 558,000 net acres in the Cherokee Basin, of which approximately 48% were undeveloped. At year end 2007, Quest had identified approximately 2,100 gross drilling locations on its acreage in the Cherokee Basin, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate six and a half year inventory of drilling activity at the planned 2008 level of 325 wells.
As previously announced, the Partnership purchased certain oil producing properties in Oklahoma during the quarter for $9.5 million. The acquisition was financed with borrowings under the Partnership’s credit facility. Production from the properties in February and March exceeded internal estimates by approximately 6%. Quest is evaluating exploitation opportunities on the properties and currently plans to commence the drilling of a new well in the third quarter of 2008.
Management Guidance
The Partnership provided the following guidance with respect to certain financial and operational metrics for the second quarter and full year 2008. Full year 2008 Adjusted EBITDA and Distributable Cash Flow guidance ranges were both increased by approximately $4 million from prior levels, mainly due to better than expected first quarter 2008 results and the benefit of newly added hedges. The Adjusted EBITDA guidance range represents a 62% to 80% increase from 2007.

	2Q08E			FY 2008E

Total Production (Bcfe)	5.2	—	5.7	22.0	—	25.0

Avg Daily Production (MMcfe/d)	57.0	—	63.0	60.0	—	68.0

Total Operating Expenses ($mm)	18.0	—	20.0	74.0	—	82.0

General & Administrative ($mm)	2.2	—	2.6	10.0	—	12.0

Adjusted EBITDA ($mm)	20.0	—	23.0	76.0	—	84.0

Net Interest Expense ($mm)	2.4	—	2.6	10.0	—	11.0

Sustaining Capital Expenditures ($mm)	5.0	—	5.5	21.0	—	23.0

Distributable Cash Flow ($mm)	12.6	—	14.9	45.0	—	50.0

Distributable Cash Flow per unit	0.58	—	0.69	2.08	—	2.32

Distribution Coverage	1.4x	—	1.7x	1.3x	—	1.4x

% of Total Production Hedged	74%		82%	66%		75%

Avg Realized Gas Hedge Price ($/MMBtu)		7.20			7.20

Avg Realized Oil Hedge Price ($/bbl)		94.00			94.00

Unhedged Production Pricing Assumptions

NYMEX Gas Price ($/MMBtu)		8.00			8.00

NYMEX Gas Price Differential %	8%	—	12%	8%	—	12%

NYMEX Oil Price ($/bbl)		80.00			80.00

NYMEX Oil Price Differential %	2%	—	4%	2%	—	4%

The ranges for Adjusted EBITDA are based on oil and natural gas sales equal to the anticipated range of production, the Partnership’s existing derivative contracts for hedged volumes, and, for unhedged volumes, the assumed NYMEX Gas and Oil Prices listed above less an assumed NYMEX Gas and Oil Price differential (which is the difference between NYMEX Gas and Oil Prices and the price received at the delivery point).

Management currently believes the assumed prices and differentials to NYMEX are reasonable based on historical levels and management experience. However, due to market conditions and other factors outside the Partnership’s control, the actual prices and differentials realized by the Partnership will be different and those differences may be material. On May 14, 2008, the closing spot price at Henry Hub (the pricing point for NYMEX) was $11.51/MMBtu and the differential from the Southern Star natural gas price was 17% or $1.95/MMBtu.
Conference Call
Quest will host a conference call to discuss 2008 first quarter operating and financial results on Tuesday, May 20, 2008 at 11:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	877-604-9665 (US/Canada) and 719-325-4920 (International) Passcode: 6804172

Internet:	Live and rebroadcast over the Internet: simply log on to www.qelp.net.

Replay:	Available through May 30, 2008 at 888-203-1112 (US/Canada) and 719-457-0820 (International) using passcode 6804172 and at www.qelp.net.
About Quest Energy Partners L.P.
Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.
Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.
Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Partnership’s anticipated level of new well development and Quest Midstream’s construction of related pipelines, environmental issues, weather conditions, competition, general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in the Partnership’s filings with the Securities and Exchange Commission. You can find the Partnership’s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, the Partnership undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income (loss) plus:
•	net interest expense;

•	depreciation, depletion and amortization expense;

•	gain (loss) on sale of assets;

•	provision for impairment of gas and oil properties;

•	cumulative effect of accounting change, net of tax;

•	change in derivative fair value; and

•	non-cash compensation expense.
Distributable Cash Flow is defined as Adjusted EBITDA minus:
•	cash interest expense; and

•	maintenance capital expenditures.
Adjusted EBITDA and Distributable Cash Flow are significant performance metrics used by the Partnership’s management, and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess (prior to the establishment of any cash reserves by the Partnership’s general partner) the cash distributions the Partnership expects to pay its unitholders. Specifically, these financial measures indicate whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates without regard to the impact of financing methods, capital structure or historical cost basis of its assets.
Adjusted EBITDA is used as a supplemental liquidity measure by the Partnership’s management, and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support its indebtedness, and make distributions to its unitholders.
The Partnership’s revolving credit agreement requires the Partnership to maintain a minimum ratio of consolidated EBITDA plus distribution equivalents paid on unvested equity incentive compensation awards, if any, to consolidated interest expense (as defined in its credit facility) and a maximum ratio of total debt (as defined in its credit facility) to consolidated EBITDA plus distribution equivalents paid on unvested equity incentive compensation awards, if any. Consolidated EBITDA under the Partnership’s revolving credit agreement is computed in the same manner as the way Adjusted EBITDA is presented in this press release. The Partnership’s management believes it is important to maintain consistency between the way the Partnership reports Adjusted EBITDA and the way the Partnership is required to calculate consolidated EBITDA for purposes of its revolving credit agreement.
Distributable Cash Flow is a significant performance metric used by management, and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions the Partnership expects to pay our unitholders.
Using this metric, management can quickly compute the coverage ratio of estimated cash flows to cash distributions. Distributable Cash Flow is also an important non-GAAP financial measure because it serves as an indicator of the cash return on investment provided to investors. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in the Partnership’s quarterly distribution rates. Distributable Cash Flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind management’s use of Distributable Cash Flow is to measure the ability of the Partnership’s assets to generate cash flows sufficient to make distributions to our investors.
Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Adjusted EBITDA does not include interest expense and Adjusted EBITDA and Distributable Cash Flow do not include income taxes, depreciation and amortization expense, change in derivative fair value or non-cash compensation expense. Because the Partnership’s predecessor has borrowed, and the Partnership intends to borrow, money to finance the Partnership’s operations, interest expense is a necessary element of the Partnership’s costs. Because the Partnership uses capital assets, depreciation and amortization are also necessary elements of its costs. Because the Partnership’s predecessor has used, and the Partnership intends to use, derivative contracts to hedge its exposure to commodity prices, changes in the fair value of those contracts is also a necessary element of its costs. Because the Partnership’s predecessor has used, and the Partnership intends to use, non-cash equity awards as part of its overall compensation package for directors, non-cash compensation expense is a necessary element of its costs. Due to fluctuations in commodity prices, Impairments of oil and gas properties may at times be a material element of the Partnership’s business. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, the Partnership’s management believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA and Distributable Cash Flow, to evaluate the Partnership’s financial performance and its liquidity.
Management compensates for the limitations of Adjusted EBITDA and Distributable Cash Flow as a analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(unaudited, $ in thousands)

	Three Months Ended March 31,
	2008	2007
	(Consolidated)	(Carve out)
Net income (loss)	(17,346)	(3,650)
Net interest expense	2,123	6,794
Change in unrealized derivative value	23,831	464
Depreciation, depletion, and amortization[1]	10,191	7,332
(Gain) loss on sale of assets	(47)	(65)
Non-cash equity compensation	1,071	120

Adjusted EBITDA	19,823	10,995
Cash interest expense	(1,944)	(5,845)
Maintenance capital expenditures[2]	(5,000)	N/A
Distributable Cash Flow	12,879	N/A
Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA and Distributable Cash Flow (unaudited, $ in thousands)

	Three Months Ended March 31,
	2008	2007
	(Consolidated)	(Carve out)
Net cash from operating activities	(6,774)	2,728
Net interest expense	2,123	6,794
Change in current assets and liabilities	24,651	2,014
Other net cash changes	(177)	(541)

Adjusted EBITDA	19,823	10,995
Cash interest expense	(1,944)	(5,845)
Maintenance capital expenditures[2]	(5,000)	N/A
Distributable Cash Flow	12,879	N/A

(1)	Includes depreciation and amortization expense associated with company owned equipment which is included in oil and gas production costs.

(2)	Maintenance capital expenditures are those capital expenditures management estimates are required to maintain the Partnership’s production levels and asset base over the long term. The Partnership’s predecessor did not characterize capital expenditures as maintenance or expansion and did not plan capital expenditures in a manner intended to maintain versus expand its production or asset base. As a result, management has not included an estimate of maintenance capital expenditures for the first quarter 2007.